Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Intelsat Intermediate Holding Company, Ltd. on Form S-4 of our report dated March 10, 2006, (July 20, 2006 as to Note 20) related to the consolidated financial statements of PanAmSat Holding Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

July 31, 2006